Exhibit 99.1

MEDIA:	INVESTORS:
Chris Keenan	Joe Dorame
Aradigm Corporation	RCG Capital Markets
(510) 265-9370	(480)-675-0400

ARADIGM COMPLETES $13.5 MILLION
PRIVATE PLACEMENT FINANCING

Equity Allocated to Enhance Development Programs

HAYWARD, Calif. – November 10, 2003 – Aradigm Corporation (Nasdaq: ARDM), a leader in needle-free drug delivery announced today that it has completed a $13.5 million private placement financing. Pursuant to the terms of the purchase agreement that was priced on November 7, 2003, the company sold approximately 7.5 million shares at a negotiated price of $1.80 per share, representing a 16% discount to the Nasdaq National Market price on the commitment date. This financing included many of the same participants as the Company’s March 2003 private placement.

“The success of this financing reflects the confidence that these high quality investors have shown in our AERx® and Intraject® technologies and the promise that these systems hold for our partners and patients worldwide,” said Richard Thompson, Chairman and Chief Executive Officer of Aradigm. “At this pivotal time in the Intraject development program, these additional funds allow us to move forward as rapidly as possible to meet key milestones, while maintaining momentum in our AERx programs.”

The net proceeds from this financing will be used to further Aradigm’s development programs, and for working capital and general corporate purposes.

The Company will also issue warrants to purchase approximately 1.9 million shares of common stock at $2.50 per share, representing a 17% premium to the Nasdaq National Market price on the commitment date. These warrants are subject to a cash-only exercise provision, subject to certain exceptions. SG Cowen Securities Corporation acted as the exclusive placement agent for this transaction.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Aradigm has agreed to file a registration statement with respect to the shares within thirty (30) days following the closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About Aradigm

Aradigm is working to improve the quality of life for patients through the development of its innovative needle-free drug delivery platforms. The Company’s AERx® advanced pulmonary delivery platform and its Intraject® needle-free injector system provide leading pharmaceutical and biotechnology partners with effective drug delivery solutions. Aradigm’s technologies both use liquid drug formulations to deliver drugs to the targeted area of either the lung, or the systemic circulation. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in a partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx, and Intraject are registered trademarks of Aradigm Corporation.

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